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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

         Tesoro Petroleum Corporation is publicly held and has no parent. The subsidiaries listed below are wholly-owned. Small or inactive subsidiaries are omitted from the list below. Such omitted subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" at the end of the year ended December 31, 2002.

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                                                            INCORPORATED
                                                            OR ORGANIZED
Name of Subsidiary                                          UNDER LAWS OF
------------------                                          -------------
Tesoro Alaska Company .................................     Delaware
Tesoro Hawaii Corporation .............................     Hawaii
Tesoro Refining and Marketing Company .................     Delaware
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